Exhibit 10.14

EMBARCADERO TECHNOLOGIES, INC. EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Michael Shahbazian (hereinafter “Employee”) and Embarcadero Technologies, Inc. (hereinafter “Company”) is effective October 20, 2005. In consideration of the mutual promises made herein, the Company and Employee agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment with the Company upon all of the terms and conditions described in this Agreement.

2. WORK RESPONSIBILITIES. Subject to the terms of this Agreement, Employee is hereby employed in the position of Senior Vice President and Chief Financial Officer, and shall perform the functions and responsibilities of that position. The initial responsibilities will include finance, HR and facilities, Legal, and IT. The Company may assign additional or different duties. Employee’s position, job description, duties and responsibilities may be modified from time to time at the sole discretion of the Company.

3. COMPENSATION. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

Salary/Wages. Your starting salary will be the annualized amount of $240,000.00 payable on a semi-monthly basis for this regular, full time position. In addition, you will be eligible to receive performance bonuses. The bonus potential for this position is up to 40% of base salary based on participation in the executive bonus plan.

Stock Options and Restricted Stock. Contingent on Board approval, Employee will be granted seven year standard form options to purchase 200,000 shares of Common Stock pursuant to the Company’s stock option plan that will vest over 4 years. One fourth of the total option amount shall be granted to Employee upon the successful completion of twelve months of service. The remaining options shall vest pro-rata on a quarterly basis over the next 3 years in accordance with the Company’s stock option plan.

In addition, also contingent on Board approval, Employee will be awarded 100,000 shares of restricted stock vesting over three years. The vesting schedule would be as follows:

At one year:	37,500 shares
At two years:	37,500 shares (shares will vest ratably at 18 and 24 months)
At three years:	25,000 shares (shares will vest ratably at 30 and 36 months)

Your stock options and restricted stock shall become fully vested in the event of a Change in Control pursuant to a “double trigger” provision or “Termination Event” (where you are not the CFO of the surviving public company) that the Company will formalize in a written severance and termination agreement within 60 days after you start your employment. In the event that you become subject to the excise tax under Section 280G of the Internal Revenue Code of 1986, the company agrees to reimburse you for any such excise taxes incurred, subject to a maximum of one times your base salary. See Appendix C (Gross Up Provision) for specific terms re reimbursement under this agreement

Title Review: The Company agrees to formally review upgrading the position to Executive Vice President within the first 6 months of employment.

Employee Benefits: Employee shall be entitled to employee benefits such as vacation, holidays, leaves of absence, health insurance, dental insurance, etc., if any, in accordance with any eligibility requirements, policies, procedures, or benefit plans adopted by the Company from time to time during the existence of this Agreement. Employee’s rights or those of Employee’s dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company’s employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion. Employee will be entitled to three weeks of vacation each year.

Total Compensation. Employee agrees that the compensation stated above constitutes the full and exclusive monetary consideration and compensation for all services rendered under the Agreement and for all promises and obligations under this Agreement.

Business Expenses. The Company shall pay Employee’s reasonable business expenses, including expenses incurred for travel on Company business, in accordance with the policies and procedures of the Company, as may be adopted or amended from time to time at the Company’s sole discretion. If Employee incurs business expense under this Agreement, he shall submit monthly to the Company a request for reimbursement together with supporting documentation satisfactory to the Company.

Severance: If the Company terminates Employee for any reason (including a Change in Control as defined above) other than “Cause” (any intentional misconduct adversely affecting the business affairs of the Company in a material manner), then the Company will provide you with the following benefits:

•

If termination occurs within the first twelve months (other than as a result of a change in control), the Company will continue to pay Employee’s base salary for a period of 6 months following the termination of employment (“Severance Period”) If the termination occurs after the first twelve months, the company will continue to pay Employee’s base salary for a period of 12 months following the termination of employment. Employee shall earn pro rata target bonus up to the date of termination.

•	If Employee elects COBRA coverage, the Company will pay the COBRA premiums during the Severance Period.

4. LOYAL PERFORMANCE OF RESPONSIBILITIES. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities. Included in the foregoing, but not limited thereto, during the term of this Agreement, Employee shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership interest in any privately held Company. With the written approval of the CEO, it is permissible to do business with a publicly traded Company if the Employee does not own more than 5% of the stock. Any modification of this paragraph shall be made only by an agreement in writing signed by Employee and the CEO of the Company. Company acknowledges and approves Employee’s role as a director and partner of The CFO Network, L. L. C.

5. COMPANY POLICIES. Employee agrees to abide by the Company’s policies, practices and procedures, written and unwritten, as they may from time to time be adopted or modified by the Company at its sole discretion. The Company’s written policies, practices and procedures, including the Employee Handbook and Code of Conduct, shall be binding on Employee unless superseded by or in conflict with this Agreement. Copies of written policies and procedures are available to Employee in the offices of the Company, and Employee shall be responsible at all times to review these policies and procedures.

6. WARRANTIES. Employee hereby represents and warrants that he has taken no confidential, proprietary or trade secret information from Employee’s prior employer or employers, and will not knowingly disclose such information to the Company, or improperly use any such information on behalf of the Company. Employee acknowledges that the Company has specifically demanded that, if Employee has any such confidential, proprietary or trade secret knowledge or information, Employee shall not use such information while employed by the Company for the benefit of the Company. Employee further warrants that by entering into this Agreement with the Company he is not violating any of the terms, agreements, or covenants of any previous employment or association. Employee further acknowledges that the Company has advised Employee to consult with his personal attorney concerning this proposed employment, matters relating to his prior employment and any agreements or other matters that might affect his employment by the Company. No contract, order, judgment or other matter would prevent or diminish Employee’s ability to perform fully as of the proposed start date his proposed duties as Chief Financial Officer. Neither the Company nor anyone acting on its behalf induced or solicited the Employee to breach any contract or other enforceable obligation in connection with his proposed employment with the Company. If at any time his duties with the Company begin to conflict with any prior agreement, Employee shall promptly notify the Company and shall cease and desist from any such duties.

7. PRIOR INVENTIONS. Employee acknowledges that, except for the inventions disclosed on Appendix A., Employee does not have any right or claim to any invention, idea, process, formula, discovery, copyright, patent or other such item or matter. No rights are hereby conveyed to inventions, if any, made by Employee prior to employment by the Company, which inventions are listed in Appendix A, attached hereto.

8. SUBSEQUENT INVENTION DISCLOSURE. Employee hereby agrees to promptly disclose in writing to the Company any and all inventions which he develops during the term of employment, which includes all software programs, source or object code, improvements, inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Employee, either alone or jointly with others during the term of his employment. Employee will also disclose to the CEO of the Company all inventions made, conceived, reduced to practice, or developed by Employee within six months of the termination of his employment with the Company that resulted from his prior work with the Company. Such disclosures shall be received by the Company in confidence and do not extend the assignment of inventions disclosed beyond that required by law.

9. ASSIGNMENT OF INVENTIONS. Except as excluded by paragraph 10, Employee hereby assigns and agrees that any and all inventions, discoveries or improvements that Employee conceives or makes or may conceive or make during the period of his employment relating to or in any way pertaining to or connected with the systems, products, computer programs, software, software codes, apparatus or methods employed, manufactured or constructed by the Company, or to systems, products, apparatus or methods with respect to which the Company engages in, requests or anticipates research or development, shall be the sole and exclusive property of the Company to the maximum extent permitted by California Labor Code section 2870. The Company shall be the sole owner of all trade secrets, patents, copyrights, and other intellectual property rights in connection with such inventions. Employee further acknowledges that such inventions, including computer programs, software codes and others works of authorship, are “works made for hire” for purpose of the Company’s rights under copyright laws. Employee hereby assigns to the Company any rights he may have or acquire in such inventions, to the maximum extent allowed by law. Employee further agrees that he shall assign, and hereby does assign to the Company the entire right, title and interest in and to all such inventions, discoveries or improvements as well as any modifications or improvements thereto that may be made. Employee understands that any inventions, discoveries or ideas that Employee has created or possessed prior to his employment by the Company are specified in Appendix A attached to this Agreement and will not be considered to be the property of the Company.

10. INVENTIONS NOT ASSIGNED. In accordance with California Labor Law Code section 2870, this Agreement does not require the assignment of an invention which qualifies fully for protection under section 2870, which provides:

(a)	Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

11. CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION. During the course of employment, Employee will come into possession of or acquire knowledge of confidential, proprietary and trade secret information of the Company. Employee hereby covenants and agrees that he will not, either during the term of employment or at any time thereafter, disclose any such confidential, proprietary or trade secret information to any person, firm, corporation, association, partnership or other entity (other than those in the Company’s organization qualified and authorized to receive such information) for any purpose or reason whatsoever. Such confidential and proprietary information shall be deemed to include, but not be limited to, (i) Company products, designs, software, software codes, software developments, research projects, improvements and methods of operation (ii) business plans, marketing plans and related information, (iii) the names, lists, buying habits and practices of their customers, clients, vendors, and the relationships between them and the Company, (iv) the Company financial condition, profit performance and financial requirements, and (v) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company. Employee specifically agrees that he will not make use of any such confidential or proprietary information for his own purpose, or for the benefit of any person, firm, corporation or other entity except the Company. Employee will abide by the Company’s policies and procedures, as established from time to time for the protection of its trade secrets and confidential information. Employee does not know of any of the Company’s confidential, proprietary or trade secret information other than the information he has learned from the Company.

12. RETURN OF PROPERTY. All confidential, proprietary and trade secret information, and all other documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Employee in the course of employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon termination of his employment, Employee shall return all such property and agrees not to make or retain copies, reproductions or summaries of any such property without the express written consent of the Company.

13. NON-SOLICITATION, ANTI RAIDING. For a period of one (1) year immediately following the termination of this Agreement, Employee agrees that he will not, either directly or indirectly, attempt to recruit, solicit or take away any of the employees of the Company who worked for the Company at any time during the term of this Agreement; make known to any person, firm or corporation the names or addresses of, or any information pertaining to, any current or former employees of the Company; attempt to call on, solicit or take away any customers of the Company or any other persons, entities or corporations with which the Company has had or contemplated any business transaction or relationship during his employment with the Company, including, but not limited to, investments, licenses, joint ventures, and agreements for development, with the use of any proprietary, confidential information or a trade secret of the Company, for purposes of entering into any business transaction or relationship with any such customers or other persons, entities or corporations.

14. EQUITABLE RELIEF. Employee and the Company agree that in the event of any breach of paragraphs 7, 8, 9, 10, 11, 12 or 13 of this Agreement, the Company and Employee will not have adequate remedy at law. Thus, in the event of such a breach or threatened breach, the Company and/or Employee will be entitled to such equitable and injunctive relief as may be available to prevent and restrain the breach of the provisions of paragraphs 7 through 13. Said availability to obtain injunctive relief will not prevent the Company or Employee from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

15. AT WILL EMPLOYMENT. Employment at Embarcadero Technologies, Inc. is at will. This means that employment may be terminated with or without cause and with or without notice at any time by either the Employee or by Embarcadero Technologies, Inc. Nothing in this or any other document or statement shall limit the right to terminate employment at will. No officer, manager, supervisor or employee of Embarcadero Technologies, Inc., has any authority to enter into an agreement for employment for any specified period of time or to make an agreement for employment other than at will. Only the CEO of Embarcadero Technologies, Inc. has the authority to make any such agreement and then only in writing that expressly modifies the policy of at will employment.

16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

17. INTERPRETATION. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

18. HEADINGS. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

19. ENTIRE AGREEMENT. This Agreement embodies the complete agreement and understanding of the parties related to his employment of the Employee by the Company, superseding any and all other prior or contemporaneous oral or written agreements between the parties hereto with respect to the employment of the Employee by the Company, and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of an party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

20. MODIFICATION. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

21. WAIVER. That failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted under this Agreement or of the future performance of any such term, covenants or condition.

22. INVALIDITY. Should any provision(s), portion(s), or part(s) of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, portions or parts shall be unaffected and shall continue in full force and effect, and said invalid, void or unenforceable provision(s), portion(s), or part(s) shall be deemed not to be part of this Agreement.

23. NO PARTNERSHIP. The parties agree that nothing expressed or implied in this Agreement shall be deemed or construed by the parties hereto, or by any third person, to create the relationship of principal and agent or of partnership or of joint venture or of lessor and lessee or of any other association between Employee and Company other than that of employer and employee.

24. NO THIRD PARTY BENEFICIARIES. This Agreement in not intended by either party to create any third party beneficiaries, and shall not be so construed in any proceeding. The sole parties to this Agreement are the Employee and the Company, and it is their mutual intent that they alone shall have standing to enforce the provisions of this Agreement.

25. VOLUNTARY AGREEMENT. Employee and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Employee’s heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in Agreement. In the event of a sale of all or substantially all of the Company’s capital stock, sale of all, or substantially all of the Company’s assets, or consolidation or merger of the Company with or into another corporation or entity or individual, the Company may assign its rights and obligations under this Agreement to have its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company under this Agreement.

27. ALTERNATIVE DISPUTE RESOLUTION PROGRAM. Employee understands and agrees that, as a condition of employment, employee will enter into an agreement, attached as Appendix B, to arbitrate all disputes arising out of or related to the termination of employment, as well as any unlawful discrimination, or unlawful harassment (including sexual harassment) claims. Only an arbitrator, not a judge or a jury, will hear such disputes.

Dated:	/S/ MICHAEL SHAHBAZIAN
Michael Shahbazian

Dated:

Appendix A

Inventions: Except as set forth below, I hereby acknowledge that at this time I have no right, title, or other interest in any invention, patent, copyright or other such material other than the following: (if none, so state.)

NONE

Dated:	/S/ MICHAEL SHAHBAZIAN
Michael Shahbazian

APPENDIX B

ALTERNATIVE DISPUTE RESOLUTION POLICY

I.	AGREEMENT TO ARBITRATE

In the event that any employment dispute arises between Embarcadero Technologies, Inc. (“Company”) and Michael Shahbazian (“Employee”), the parties involved will make all efforts to resolve any such dispute through informal means. If these informal attempts at resolution fail and if the dispute arises out of or is related to the parties’ Employment And Confidentiality Agreement, the termination of Employee’s employment or alleged unlawful discrimination, including but not limited to unlawful harassment, the Company and Employee will submit the dispute to final and binding arbitration, except as set forth in paragraph 14 of the Employment Agreement.

The parties expressly understand and agree that arbitration is the exclusive remedy for all such disputes; with respect to such disputes, no other action may be brought in court or any other forum (except actions to compel arbitration hereunder). THIS ALTERNATIVE DISPUTE RESOLUTION (“ADR”) AGREEMENT IS A WAIVER OF THE PARTIES’ RIGHTS TO A CIVIL COURT ACTION FOR A DISPUTE RELATING TO BREACH OF THE PARTIES’ EMPLOYMENT AGREEMENT, TERMINATION OF THAT EMPLOYMENT OR ALLEGED UNLAWFUL DISCRIMINATION, WHICH INCLUDES RETALIATION OR SEXUAL OR OTHER UNLAWFUL HARASSMENT; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE DISPUTE.

Employment disputes arising out of or related to termination of employment or alleged unlawful discrimination, including retaliation or sexual or other unlawful harassment, shall include, but not be limited to, the following: alleged violations of federal, state and/or local constitutions, statutes or regulations; claims based on any purported breach of contractual obligation, including breach of the covenant of good faith and fair dealing; and claims based on any purported breach of duty arising in tort, including violations of public policy. Disputes related to workers’ compensation and unemployment insurance is not arbitrable hereunder. Claims for benefits covered by a separate benefit plan that provides for arbitration are not covered by this ADR Agreement. Also, nothing in Employment Agreement or in the ADR Policy shall be construed as precluding Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or other federal, state or local agencies, seeking administrative assistance in resolving claims. However, any claim that cannot be resolved administratively through such an agency shall be subject to the Employment Agreement and the ADR Policy.

II.	REQUEST FOR ARBITRATION

A.	Attempt At Informal Resolution Of Disputes

Prior to submission of any dispute to arbitration, Employee and the Company shall attempt to resolve the dispute informally as set forth below.

Employee and the Company will select a mediator from a list provided by the Federal Mediation and Conciliation Service or other similar agency who will assist the parties in attempting to reach a settlement of the dispute. The mediator may make settlement suggestions to the parties but shall not have the power to impose a settlement upon them. If the dispute is resolved in mediation, the matter shall be deemed closed. If the dispute is not resolved in mediation and goes to the next step (binding arbitration), any proposals or compromises suggested by either of the parties or the mediator shall not be referred to in or have any bearing on the arbitration procedure. The mediator cannot also serve as the arbitrator in the subsequent proceeding unless all parties expressly agree in writing.

B.	Arbitration Procedures

The party desiring arbitration, whether Employee or the Company, must submit a “Request For Arbitration” in writing to the other party within the time period required by the law that applies to the claim under the applicable statute of limitations. If the “Request for Arbitration” is not submitted in accordance with the aforementioned time limitations, the party failing to do so will not be able to bring his claims to this or any other forum. The requesting party may use a “Request for Arbitration” form supplied by the Company (Appendix C). Alternatively, the requesting party may create a “Request for Arbitration” form that, unless otherwise required by law, clearly states “Request for Arbitration” at the beginning of the first page and includes the following information:

1.	A factual description of the dispute in sufficient detail to advise the other party of the nature of the dispute;

2.	The date when the dispute first arose;

3.	The names, work locations and telephone numbers of any individuals, including employees or supervisors, with knowledge of the dispute; and

4.	The relief requested by requesting party.

The responding party may submit counterclaim(s) in accordance with applicable law.

C.	Selection Of The Arbitrator

All disputes will be resolved by a single Arbitrator, the Arbitrator will be mutually selected by the Company and Employee. If the parties cannot agree on an Arbitrator, then a list of seven (7) arbitrators, experienced in employment matters, shall be provided by the Federal Mediation and Conciliation Service. The Arbitrator will be selected by the parties who will alternately strike names from the list. The last name remaining on the list will be the Arbitrator selected to resolve the dispute. Upon selection, the Arbitrator shall set an appropriate time, date and place for the arbitration, after conferring with the parties to the dispute.

D.	The Arbitrator’s Authority

The Arbitrator shall have the powers enumerated below:

1.	Ruling on motions regarding discovery, and ruling on procedural and evidentiary issues arising during the arbitration.

2.	Ruling on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the Federal Rules of Civil Procedure.

3.	Issuing protective orders on the motion of any party or third party witness. Such protective orders may include, but are not limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses.

4.	Determining only the issue(s) submitted to him/her. The issue(s) must be identifiable in the “Request for Arbitration” or counterclaim(s). Except as required by law, any issue(s) not identifiable in those documents is outside the scope of the Arbitrator’s jurisdiction and any award involving such issue(s), upon motion by a party, shall be vacated.

E.	Discovery

The discovery process shall proceed and be governed, consistent with the standards of the Federal Rules of Civil Procedure, as follows:

1.	Unless otherwise required by law, parties may obtain discovery by any of the methods allowed under the Federal Rules of Civil Procedure.

2.	To the extent permitted by the Federal Arbitration Act or applicable California law, each party shall have the right to subpoena witnesses and documents during discovery and for the arbitration.

3.	All discovery requests shall be submitted no less than sixty (60) days before the hearing date.

4.	The scope of discoverable evidence shall be in accordance with Federal Rule of Civil Procedure 26(b) (1).

5.	The Arbitrator shall have the power to enforce the aforementioned discovery rights and obligations by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties as can or may be imposed in like circumstances in a civil action by a federal court under the Federal Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person.

F.	Hearing Procedure

The hearing shall be held at a location mutually agreed upon by the parties, or as determined by the Arbitrator in the absence of an agreement, and shall proceed according to the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes” in effect at the time of the arbitration, with the following amendments:

1.	The Arbitrator shall rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

2.	Each party has the burden of proving each element of its claims or counterclaims, and each party has the burden of proving any of its affirmative defenses.

3.	In addition to, or in lieu of closing argument, either party shall have the right to present a post-hearing brief, and the due date for exchanging any post-hearing briefs shall be mutually agreed on by the parties and the Arbitrator, or determined by the Arbitrator in the absence of agreement.

G.	Substantive Law

1.	The parties agree that they will be afforded the identical legal, equitable, and statutory remedies as would be afforded them were they to bring an action in a court of competent jurisdiction.

2.	The applicable substantive law shall be the law of the State of California or federal law. Choice of substantive law in no way affects the procedural aspects of the arbitration, which are exclusively governed by the provisions of this ADR Agreement.

H.	Opinion And Award

The Arbitrator shall issue a written opinion and award, in conformance with the following requirements:

1.	The opinion and award must be signed and dated by the Arbitrator.

2.	The Arbitrator’s opinion and award shall decide all issues submitted.

3.	The Arbitrator’s opinion and award shall set forth the legal principles supporting each part of the opinion.

4.	The Arbitrator shall have the same authority to award remedies, damages and costs as provided to a judge and/or jury under parallel circumstances.

I.	Enforcement Of Arbitrator’s Award

Following the issuance of the Arbitrator’s decision, any party may petition a court to confirm, enforce, correct or vacate the Arbitrator’s opinion and award under the Federal Arbitration Act, and/or applicable California law.

J.	Fees And Costs

Unless otherwise required by law, fees and costs shall be allocated in the following manner:

1.	Each party shall be responsible for its own attorneys’ fees, except as otherwise provided by law for the particular claim(s) at issue.

2.	The Company shall pay the entire cost of the arbitrator’s services, the facility in which the arbitration is to be held, and any similar costs.

3.	The Company shall pay the entire cost of a court reporter to transcribe the arbitration proceedings. Each party shall advance the cost for said party’s transcript of the proceedings. Each party shall advance its own costs for witness fees, service and subpoena charges, copying, or other incidental costs that each party would bear during the course of a civil lawsuit.

4.	Each party shall be responsible for its costs associated with discovery, except as required by law or court order.

III.	SEVERABILITY

Each term, clause and provision of this ADR Agreement is separate and independent, and should any term, clause or provision of this ADR Agreement be found to be invalid or unenforceable, the validity of the remaining terms, clauses, and provisions shall not be affected. As to those terms, clauses and provisions found to be invalid or unenforceable, they shall be replaced with valid and enforceable terms, clauses or provisions or shall be modified, in order to achieve, to the fullest extent possible, the economic, business and other purposes of the invalid or unenforceable terms, clauses or provisions.

Dated:	/S/ MICHAEL SHAHBAZIAN
EMPLOYEE

EMBARCADERO TECHNOLOGIES, INC.

Dated:	By:	/s/ Stephen Wong

	Title:	President and Chief Executive Officer

Appendix C

Gross Up Provision.

(a) In the event that the payments and benefits provided for in this Agreement (such payments and benefits hereinafter referred to as “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and the aggregate value of such Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is less than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of Code Section 280G(b)(3), then such Payments shall be reduced to the extent necessary (but only to that extent) so that no portion of such Payments will be subject to the Excise Tax. Alternatively, in the event that the Payments constitute “parachute payments” within the meaning of Section 280G of the Code, the Payments would be subject to the Excise Tax, and the aggregate value of the Payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is equal to or greater than the product obtained by multiplying 3.59 by Executive’s “base amount” within the meaning of Code Section 280G(b)(3), then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax plus any interest or penalties incurred by Executive with respect to such excise tax, plus (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence (together, the “Excise Tax Gross-Up Payment”). Notwithstanding anything to the contrary set forth herein, the maximum amount of the Excise Tax Gross-Up Payment which the Company shall be obligated to pay shall be one time the Executive’s base salary.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i) any other payments or benefits received or to be received by Executive in connection with transactions contemplated by a Change in Control, including Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision, and all “excess parachute payments” within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar or successor provision of the Code), or such Payments are otherwise not subject to the Excise Tax;

(ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Payments or (b) the amount of the excess parachute payments within the meaning of Section 280G; and

(iii) the value of any non-cash benefits or any deferred payment or benefit shall be made by the accounting firm that is one of the 6 largest public accounting firms measured by revenue at the time of such determination, which firm must be reasonably acceptable to Executive (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Excise Tax Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date the Excise Tax Gross-Up Payment is to be made, net of the permissible reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account under this agreement, Executive shall repay to the Company (promptly following the time at which the amount of such reduction in Excise Tax is finally determined the portion of the Excise Tax Gross-Up Payment attributable to such reduction (plus the portion of the Excise Tax Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Excise Tax Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(e) In the event that the Excise Tax is subsequently determined to exceed the amount taken into account under this agreement (including by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Gross-Up Payment), the Company shall make an additional Excise Tax Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the rate provided in Section 1274(b)(2)(B) of the Code) promptly following the time at which the amount of such excess is finally determined in accordance with the principles set forth in this agreement.

(f) All determinations required to be made under this agreement shall be made by the Accounting Firm (one of the 6 largest public accounting firms measured by revenue). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

17